Pricing Supplement Number: 3	For SEC Filing Purposes:
Dated: January 5, 2017	Filing Under Rule 424(b)(2)
To Prospectus dated February 26, 2015 and	Registration Number 333-200852
Prospectus Supplement dated March 30, 2016

CANADA NOTES

Due Nine Months or more from Date of Issue

Floating Rate Note

Principal Amount:	U.S. $250,000,000.00

Stated Maturity:	January 13, 2020

Settlement Date:	January 13, 2017 (T+6)

Trade Date:	January 5, 2017

Interest Payment dates:	January 13, April 13, July 13 and October 13 of each year, up to and including the Maturity Date

Regular Record Date(s):	15 calendar days prior to each Interest Payment Date

Issue Price:	100.00%

Index Maturity	3 month

Index Currency:	US Dollars

Interest Rate Basis:	USD LIBOR

Spread (Plus or Minus):	0.0 basis points

Initial Interest Rate:	For the period from and including the Issue Date to but excluding the first Interest Payment Date, the rate for USD LIBOR, as further described in the Prospectus Supplement, with an Index Maturity of three months, determined on January 11, 2017 plus 0.0 basis points

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Interest Determination Date(s):	To be determined two London Business Days prior to Interest Payment Dates

Interest Reset Date(s):	Quarterly on each Interest Payment Date

All-in cost	100.00%

Day Count	Following, unadjusted

Net Proceeds to Canada:	U.S. $250,000,000.00

Distributor’s Commission or Discount:	0.00%

Plus Amount of Accrued Interest from Issue Date to Settlement Date Paid to Canada:	n/a

Depositary/Depositaries:

DTC	Yes

Euroclear	Yes

Clearstream, Luxembourg	Yes

CUSIP Number:	135087G57

ISIN:	US135087G579

Listing:	None

Luxembourg Listing and Paying Agent:	n/a

Calculation Agent:	Citibank, NA

Exchange Rate Agent:	Citibank, NA

Callable:	No, unless any change in the laws or regulations of Canada that would require the payment by Canada of Additional Amounts on the notes as more fully described in the Prospectus Supplement.

Specified Currency:	U.S. Dollars

Minimum Denominations:	USD 5,000 and integral multiples of USD 5,000

Type of Note(s):

DTC Global Note	Yes

International Global Note	n/a

Original Issue Discount (“OID”) Note:	No

Syndicated Transactions:	No

Other Provisions:	n/a

Addendum Attached:	n/a

Dealer:	TD Securities (USA) LLC

Intended to be held in a manner which would allow Eurosystem Eligibility:	No